Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EATON CORPORATION

FIRST:	The name of the corporation is Eaton Corporation.

SECOND:	The location of its principal office in Ohio is 1000 Eaton Boulevard, Cleveland, Ohio 44122 in Cuyahoga County.

THIRD:	The number of shares which the corporation is authorized to have outstanding is 200,000 common shares, without par value.

FOURTH:	To the extent permitted by law, the corporation, by action of its directors, may purchase or otherwise acquire shares in the open market or at private or public sale of any class issued by it as such time, for such consideration, and upon such terms and conditions as its directors may determine, subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the corporation issued and outstanding at the time of such purchase or acquisition.

FIFTH:	Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as heretofore amended.